SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.   )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


_______KNIGHT-RIDDER, INC.________________________
(Name of Registrant as Specified in its Charter)


_______KNIGHT-RIDDER, INC.________________________
(Name of Person(s) Filing Proxy Statement)

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      Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)   Title of each class of securities to which transaction applies:

      2)   Aggregate number of securities to which transaction applies:

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      how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration
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

Knight-Ridder, Inc.
One Herald Plaza, Miami, Florida  33132



March 23, 1994

To Our Shareholders:

You are cordially invited to attend the Company's 1994 Annual Meeting of Shareholders which will be held on Wednesday, May 4, 1994, at 9:30 a.m. at the Hotel Inter-Continental, Miami, Florida. Shareholders who attended past Annual Meetings have found them interesting and informative. We hope you will be able to attend. Your vote is important. Whether or not you expect to attend the Annual Meeting, please sign, date and return the enclosed Proxy. A prompt return of your Proxy will be appreciated as it will save the expense of further mailings. If you do attend the Annual Meeting, you may still vote in person if you wish to.

Sincerely yours,



James K. Batten
Chairman of the Board and
Chief Executive Officer

Knight-Ridder, Inc.
One Herald Plaza, Miami, Florida  33132

Notice of 1994 Annual Meeting of Shareholders to be Held Wednesday, May 4, 1994


To the Shareholders of
KNIGHT-RIDDER, INC.

The Annual Meeting of Shareholders of Knight-Ridder, Inc. will be held at 9:30 a.m. at the Hotel Inter-Continental, 100 Chopin Plaza, Miami, Florida, on Wednesday, May 4, 1994 for the following purposes:

1.    To elect 8 directors;

and to consider and vote upon:

2. A proposal recommended by the Board of Directors that the shareholders ratify the appointment of Ernest & Young as independent auditors of the Company for the year 1994 (the Company Proposal);

3. A proposal by two shareholders requesting preparation of a report relating to cigarette advertising (Shareholder Proposal No.1);

4. A proposal by a shareholder that the Company take the action necessary to provide for the annual election of all directors (Shareholder Proposal No. 2); and

5. A proposal by a shareholder relating to editorial policy of the Company's newspapers on gun control and related issues (Shareholder Proposal No. 3);

and to transact such other business as may properly come before the meeting.

The accompanying Proxy Statement contains further information with respect to the matters to be acted upon at the meeting.

Shareholders of record at the close of business on March 15, 1994 are entitled to notice of and to vote at the meeting.

All proxies, ballots and vote tabulations that identify the vote of a shareholder will be kept confidential except to the extent necessary to allow the independent inspectors to tabulate the results of the vote or to meet applicable legal requirements.

You are invited to attend the meeting; however, if you do not expect to attend in person, you are urged to execute and return immediately the enclosed Proxy, which is solicited by the management. You may revoke your Proxy and vote in person should you attend the meeting.


By Order of the Board of Directors



Douglas C. Harris
Vice President and Secretary

March 23, 1994

KNIGHT-RIDDER, INC.
One Herald Plaza, Miami, Florida 33132

PROXY STATEMENT
1994 Annual Meeting of Shareholders to be Held on Wednesday, May 4, 1994


Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Knight-Ridder, Inc. (the "Company") of Proxies for use at the Annual Meeting of Shareholders to be held at 9:30 a.m. on Wednesday, May 4, 1994 at the Hotel Inter-Continental, Miami, Florida for the purposes described in the accompanying Notice of Annual Meeting of Shareholders.
This Proxy Statement, the accompanying Proxy card and the Annual Report of the Company for the year ended December 26, 1993 are being mailed together to shareholders for the first time on March 23, 1994.

Shares represented by a valid Proxy received in time for voting will be voted in accordance with the shareholder's instructions with respect to matters for which a ballot is provided in the Proxy. If no such instructions are specified, the Proxy will be voted for the election of the directors nominated by the Board of Directors, for ratification of the appointment of Ernst & Young as the Company's independent auditors (the Company Proposal), and against each of the three Shareholder Proposals.

Votes by shareholders will be confidential and not disclosed to the Company except as necessary to tabulate voting results or as required by law.

Common Stock Outstanding and Principal Holders

Each shareholder or shareholder's Proxy will be entitled to one vote for each share held of record on March 15, 1994 on all matters which may come before the meeting. On that date 54,748,049 shares of the Company's Common Stock were outstanding and entitled to vote.

The following table sets forth information as of January 31, 1994 with respect to The Northern Trust Company, the only person known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company.

                                                 Shares
                                               Beneficially     Percent of
Name and Address of Beneficial Owner <F1>         Owned           Class

The Northern Trust Company                      3,220,727         5.87%
Fifty South LaSalle Street
Chicago, IL  60675
[FN]

<F1>  Alvah H. Chapman, Jr., a director of the Company, is a director of
Northern Trust Bank of Florida, N.A., a subsidiary of The Northern Trust
Company.

Election of Directors

The Company's Charter provides for a Board of Directors divided into three classes having staggered three-year terms. Eight directors are to be elected at the 1994 Annual Meeting, five to hold office until the 1997 Annual Meeting of Shareholders, two to hold office until the 1995 Annual Meeting of Shareholders, and one to hold office until the 1996 Annual Meeting of Shareholders.

The individuals nominated by the Board of Directors to stand for election at the 1994 Annual Meeting for three-year terms are Alvah H. Chapman, Jr., Peter C. Goldmark, Jr., Barbara B. Hauptfuhrer, William S. Lee and John L. Weinberg, all of whom were elected by shareholders at the 1991 Annual Meeting.

Ben R. Morris and Eric Ridder, who were elected by shareholders at the 1991 Annual Meeting of Shareholders, were nominated by the Board of Directors to stand for election for one-year terms. Randall L. Tobias, who is not currently a member of the Board of Directors, was nominated by the Board to stand for election for a two-year term.

The nominations of Messrs. Morris and Ridder for one-year terms and Mr. Tobias for a two-year term were to comply with the Bylaw requirement that, to the extent practicable, the classes of directors be of equal size.

On September 30, 1993, Robert F. Singleton retired as Chief Financial Officer and a director. On March 22, 1994, Bernard H. Ridder, Jr., who was elected at the 1992 Annual Meeting for a term ending in 1995, announced his retirement from the Board. The other eight directors who were elected at prior Annual Meetings will continue to serve their respective terms.

Proxies will be voted for the election of the eight nominees of the Board of Directors unless instructions are given on the Proxy to withhold authority to vote for one or more of the nominees.

Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxyholders in their discretion for another person should that occur unless the Board acts to reduce the number of directors to be elected.

             NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS ENDING 1997

[Photo]ALVAH H. CHAPMAN, JR., age 72                     Director since 1962
Former Chairman of the Board and
Chief Executive Officer of the Company

Mr. Chapman graduated and received an honorary degree from the Citadel, as well as honorary degrees from four other universities. Mr. Chapman joined the company in 1960 and held various executive positions; from 1976 until 1988 he served as Chief Executive Officer, and from 1982 until 1989 he served as
Chairman of the Board.   Mr. Chapman is a director of Northern Trust Bank of
Florida, N.A. and a trustee of the John S. and James L. Knight Foundation.
Mr. Chapman is Chairman (by appointment by President Bush and Governor Chiles) of We Will Rebuild, a not-for-profit organization dedicated to assisting South Florida rebuild after the damage of Hurricane Andrew. He is Chairman of the Executive Committee of the Board and the Executive Committee and serves on the Nominating Committee.

[Photo]PETER C. GOLDMARK, JR., age 53                    Director since 1990
President of The Rockefeller Foundation

Mr. Goldmark graduated from Harvard College. He has served as President of The Rockefeller Foundation since 1988. From 1985 to 1988, he was Senior Vice President of Times Mirror Company, and prior to that, held posts as Executive Director of the New York and New Jersey Port Authority, Director of Budget for the State of New York, and Secretary of Human Services for the Commonwealth of Massachusetts. He is a director of the Dreyfus Third Century Fund and a member of the Council on Foreign Relations. He serves on the Finance and Nominating Committees.

[Photo]BARBARA BARNES HAUPTFUHRER, age 65               Director since 1979
Director of Various Public Companies

Mrs. Hauptfuhrer graduated from Wellesley College. She serves as a Trustee Emeritus of Wellesley College and a Trustee of the Eisenhower Exchange Fellowships and is a director of The Vanguard Group of Investment Companies and all of the mutual funds in the Group; The Great Atlantic & Pacific Tea Co.; Massachusetts Mutual Life Insurance Company; Alco Standard Corporation; and the Raytheon Company. She chairs the Nominating Committee and serves on the Compensation Committee.

[Photo]WILLIAM S. LEE, age 64                            Director since 1990
Chairman and President of Duke Power Co.

Mr. Lee graduated from Princeton University. He is Chairman and President of Duke Power Co. in Charlotte, N.C., which he joined in 1955. He is a director of J.P. Morgan & Co., Morgan Guaranty Trust Co., the Liberty Corporation and Texas Instruments. Mr. Lee has announced that he will retire as an officer and director of Duke Power Co. at its 1994 annual meeting. Mr. Lee is Chairman of the Environmental Affairs Committee and serves on the Compensation Committee.

[Photo]JOHN L. WEINBERG, age 69                          Director since 1969
Senior Chairman Goldman, Sachs & Co.

Mr. Weinberg graduated from Princeton University. He received a Master of Business Administration degree from Harvard Business School. He has served as an investment banker with Goldman, Sachs & Co. since 1950. He was senior partner of The Goldman Sachs Group, L.P. and its principal affiliate, Goldman Sachs & Co. until November 30, 1990 when he retired as a general partner and became Senior Chairman of The Goldman Sachs Group, L.P. In July, 1991, he became Senior Chairman of Goldman, Sachs & Co. Mr. Weinberg is a director of Champion International Corporation; Capital Holding Corporation; The
B.F. Goodrich Company; The Seagram Company Ltd.; and E.I. du Pont de Nemours & Company, Inc. He is a Charter Trustee of Princeton University and member of The Business Council. He is Chairman of the Compensation Committee and serves on the Executive Committee of the Board.

             NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS ENDING 1995

[Photo]BEN R. MORRIS, age 71                             Director since 1986
Former President of The State-Record Company

Mr. Morris graduated from North Carolina State University. Mr. Morris joined The State-Record Company in 1970 as Executive Vice President and served as President from 1972 through 1988. He served on the Board of Directors of The State-Record Company from 1968 until its acquisition by the Company in 1986. He serves on the Finance and Audit Committees.

[Photo]ERIC RIDDER, age 75                               Director since 1983
Publisher Emeritus of The Journal of Commerce

Mr. Ridder graduated from Harvard University. He served as Publisher of The Journal of Commerce from 1956 to 1984, after serving as General Manager from 1946 to 1956. He is a director of the Seattle Times Company. He serves on the Finance and Audit Committees.

               NOMINEE FOR ELECTION AS DIRECTOR FOR TERM ENDING 1996

[Photo]RANDALL L. TOBIAS, age 52
Chairman and CEO Eli Lilly & Co.

Randall L. Tobias is a graduate of Indiana University. He is Chairman of the Board and Chief Executive Officer of Eli Lilly and Company. Prior to joining Lilly in 1993, he served as Vice Chairman of the Board of American Telephone and Telegraph Company ("AT&T") since 1986 and as Chairman and Chief Executive Officer of AT&T International (an AT&T subsidiary) since 1991. He joined AT&T in 1964. Mr. Tobias is a director of Phillips Petroleum Company. He is a trustee of Duke University, the Colonial Williamsburg Foundation, and the Indiana University Foundation.

                               CONTINUING DIRECTORS

[Photo]JAMES K. BATTEN, age 58                           Director since 1981
Chairman of the Board and                                Term expires 1995
Chief Executive Officer of the Company

Mr. Batten graduated from Davidson College in North Carolina and received a master's degree in public affairs from Princeton University's Woodrow
Wilson School. He joined the Company in 1957, became an officer of the Company in 1975 and has served in various executive positions. He became Chief Executive Officer in 1988 and Chairman of the Board in 1989. Mr. Batten is a trustee of the John S. and James L. Knight Foundation. He serves on the Executive Committee of the Board and the Executive and Nominating Committees.

[Photo]JOAN RIDDER CHALLINOR, age 66                     Director since 1989
Director of Various Educational                          Term expires 1996
Organizations

Dr. Challinor attended Wells College and received her Ph.D. in History from The American University, Washington, D.C. She is a Research Associate at the National Museum of American History of the Smithsonian Institution and a board member of a number of educational organizations, including the French-American Foundation; the Schlesinger Library on the History of Women at Radcliffe College (chairperson); and the James Madison Memorial Fellowship Foundation (a Presidential appointment); and is a member of the Editorial Advisory Committee of the Adams Papers. She serves on the Audit, Environmental Affairs and Employee Stock Purchase Plan Committees.

[Photo]JESSE HILL, JR., age 67                           Director since 1980
Chairman and Chief Executive Officer                     Term expires 1996
of Atlanta Life Insurance Co.

A native of St. Louis, Mr. Hill graduated from Lincoln University of Missouri and received a Master of Business Administration degree from the University of Michigan. Mr. Hill has been with Atlanta Life Insurance Co. since 1949. He became President and Chief Executive Officer in 1973. He is Chairman of the Board of the Martin Luther King Center for Nonviolent Social Change.
He serves on the boards of Delta Air Lines, Inc.; Trust Company of Georgia; and National Service Industries, Inc. He is Chairman of the Audit Committee and serves on the Finance Committee.

[Photo]C. PETER McCOLOUGH, AGE 71                        Director since 1982
Former Chairman and Chief Executive                      Term expires 1995
Officer of Xerox Corporation

A native of Halifax, Nova Scotia, Mr. McColough, following a career in sales, served as President of Xerox from 1966 through 1971, and as Chief Executive Officer from 1968 through May 1982. He serves as a director of Union Carbide Corporation. He serves on the Compensation, Nominating and Environmental Affairs Committees.

[Photo]THOMAS L. PHILLIPS, age 69                        Director since 1983
Retired Chairman and Chief Executive                     Term expires 1996
Officer of the Raytheon Company

Mr. Phillips graduated and received a master's degree from Virginia Polytechnic Institute. He has honorary degrees from eight universities. He joined Raytheon in 1948 and served as Chief Executive Officer from 1968 to March 1991 and Chairman of the Board from 1975 to March 1991, when he retired. He is a director of Digital Equipment Corporation and Raytheon Company and is a trustee of State Street Research funds and Massachusetts General Hospital. He is Chairman of the Finance Committee and serves on the Compensation Committee.

[Photo]P. ANTHONY RIDDER, age 53                         Director since 1987
President of the Company and the                         Term expires 1996
Newspaper Division of the Company

Mr. Ridder graduated from the University of Michigan. He spent the early part of his newspaper career in various editorial and business capacities at several of the Company's newspapers and joined the San Jose Mercury News in 1964. He served as its general manager until 1977 when he was named Publisher. In 1986, Mr. Ridder became President of the Newspaper Division of the Company and in 1989, he became President of the Company. He is a
director of the Seattle Times Company.   He is Chairman of the Operating
Committee and serves on the Executive and Environmental Affairs Committees.

[Photo]BARBARA KNIGHT TOOMEY, age 56                     Director since 1989
Director of Various Civic and                            Term expires 1995
Philanthropic Organizations

Mrs. Toomey graduated from Boston University and received an A.A.S. degree from Briarcliff College. She has worked for firms engaged in the fields of management consulting, data retrieval and storage, resort management and library science. Mrs. Toomey has also served on the boards of a number of civic and philanthropic organizations. She serves on the Audit, Environmental Affairs and Employee Stock Purchase Plan Committees.

[Photo]GONZALO F. VALDES-FAULI, age 47                   Director since 1992
Regional Chief Executive                                 Term expires 1995
Barclays Bank PLC

Mr. Valdes-Fauli was born in Havana, Cuba in 1946. He graduated from Spring Hill College in Mobile, Alabama and received his master's degree from Thunderbird Graduate School for International Management. He has spent his professional life in banking, specializing in international matters.
He joined Barclays Bank in 1980. He is a trustee of the University of Miami. Mr. Valdes-Fauli serves on the Audit and Finance Committees.

Security Ownership of Management

The following table provides information with respect to the shares of the Company's Common Stock beneficially owned as of January 31, 1994 by each nominee for director and each continuing director, by each other member of management named in the table on page 11 and by all directors and officers as a group. None of such persons beneficially owned more than 1% of the Company's Common Stock except for Mrs. Barbara Knight Toomey and Mr. Eric Ridder, who beneficially owned 2.98% and 2.0%, respectively. All directors and officers of the Company as a group beneficially owned 14.42% of the Company's Common Stock.

                                                           Total Number
                                                             of Shares
                                                          of Common Stock
                                                            Beneficially
                      Shares Other Than  Shares Subject        Owned
      Name              Option Shares    to Options <F1>      <F1><F2>

James K. Batten            33,679          328,300          361,979 <F3>
Joan Ridder Challinor      60,541                            60,541 <F4>
Alvah H. Chapman, Jr.     139,612                           139,612 <F3>
John C. Fontaine            3,814           44,000           47,814 <F3>
Peter C. Goldmark, Jr.        100                               100
Barbara B. Hauptfuhrer      1,200                             1,200 <F5>
Jesse Hill, Jr.               800                               800
Ross Jones                  1,000           20,000           21,000
William S. Lee                700                               700
C. Peter McColough            400                               400
Ben R. Morris             127,346                           127,346 <F3>
Thomas L. Phillips          1,200                             1,200
David K. Ray                3,400           80,350           83,750
Bernard H. Ridder, Jr.    474,392                           474,392 <F3>
Eric Ridder             1,110,534                         1,110,534 <F6>
P. Anthony Ridder          65,239          203,500          268,739 <F3>
Randall L. Tobias           1,000                             1,000
Barbara Knight Toomey   1,670,888                         1,670,888 <F3><F7>
Gonzalo F. Valdes-Fauli       500                               500
John L. Weinberg           14,000                            14,000
All directors and officers
  as a group (33)       7,048,823        1,012,425        8,061,248 <F8>
[FN]

<F1>  For purposes of computing the amounts and percentages shown, the number of shares of Common Stock outstanding includes any shares which may be acquired by a named person or group upon the exercise of stock options which may be exercised within sixty days after January 31, 1994.

<F2>  Except as otherwise indicated, the beneficial owner has sole voting and investment power.

<F3>  Includes shares owned by, or jointly held with, spouses as follows:
Mr. Batten -- 1,311 shares owned jointly with Mrs. Batten, and 10,000 shares owned by Mrs. Batten as trustee; Mr. Chapman -- 7,682 shares owned jointly with Mrs. Chapman; Mr. Fontaine -- 1,957 shares owned jointly with Mrs. Fontaine; Mr. Morris -- 2,100 shares owned by Mrs. Morris; Mr. Bernard H. Ridder, Jr. -- 560 shares owned by Mrs. Ridder; Mr. P. Anthony Ridder -- 1,230 shares owned by Mrs. Ridder; and Mrs. Toomey -- 600 shares owned by Mr. Toomey. Mrs. Toomey and Messrs. Morris, Bernard H. Ridder, Jr. and P.
Anthony Ridder disclaim beneficial ownership of the shares owned by their respective spouses. Messrs. Batten, Chapman and Fontaine share voting and investment power with their respective spouses as to those shares owned jointly.

<F4>  Does not include 124,800 shares owned by a trust in which Mrs.
Challinor has an income interest; she has neither the power to vote these shares nor the power to direct their disposition and she disclaims beneficial ownership of them.

<F5>  Does not include shares owned by The Vanguard Group of Investment
Companies or the mutual funds of the Group, of which Mrs. Hauptfuhrer is a director. Mrs. Hauptfuhrer disclaims beneficial ownership of such shares.

<F6>  Includes 353,804 shares held by Mr. Eric Ridder as a trustee as to which he shares voting power. Mr. Ridder disclaims beneficial ownership of 171,708 of such shares.

<F7>  Includes 1,451,007 shares owned by the James L. Knight Trust.  Mrs.
Toomey is a Trust Advisor to the Trustee of the Trust. Also includes 209,625 shares held by a charitable lead trust as to which Mrs. Toomey is the Trust Advisor to the Trustee. Upon expiration of the trust in 2016, a portion of the residual interest in the trust will be distributed to Mrs. Toomey's then surviving children. Mrs. Toomey disclaims beneficial ownership of the shares owned by the charitable lead trust.

<F8>  Includes 2,703,818 shares held by the John S. and James L. Knight
Foundation as to which Messrs. Batten and Chapman share voting and investment power and disclaim beneficial ownership. Also includes 600,000 shares held by the Company's Retirement Plan as to which voting and dispositive power is exercised by the Investment Committee under the Plan which includes certain officers of the Company. Each member of the Committee disclaims beneficial ownership of the 600,000 shares.

Board Committees

The Board of Directors conducts its business through meetings of the Board and the activities of its Committees. The active standing Committees of the Board are the Nominating Committee, the Compensation Committee, the Audit Committee, the Finance Committee and the Environmental Affairs Committee.

The Nominating Committee reviews the composition of the Board and recommends changes in its membership as and if needed. During 1993, the Committee was comprised of Barbara B. Hauptfuhrer, Chairperson, Alvah H. Chapman, Jr., Peter C. Goldmark, Jr., C. Peter McColough, Bernard H. Ridder, Jr. and James K. Batten, who left the Committee early in 1993. The Committee met twice in 1993.

The Committee considers nominees for the Board of Directors recommended by shareholders. A shareholder wishing to submit a recommendation for the Board should mail his or her recommendation to the Committee at the Company's Executive Offices, One Herald Plaza, Miami, Florida 33132. A shareholder wishing to nominate a person for election to the Board at an Annual Meeting must notify the Secretary at least 120 days prior to the first anniversary of the Company's Proxy Statement relating to the immediately preceding Annual Meeting.

The Compensation Committee approves salary levels of all corporate officers of the Company and incentive compensation for certain senior officers of the Company. It also authorizes grants under the Company's Employee Stock Option Plan. During 1993, the Committee was comprised of John L. Weinberg, Chairman, Barbara B. Hauptfuhrer, William S. Lee, C. Peter McColough and Thomas L. Phillips, all of whom are outside directors. The Committee met seven times in 1993.

The Audit Committee which in 1993 was comprised of Jesse Hill, Jr., Chairman, Joan Ridder Challinor, Ben R. Morris, Barbara Knight Toomey, Eric Ridder and Gonzalo Valdes-Fauli, reviews the activities of the internal audit staff, the independent auditors' report and the qualifications, performance and independence of the independent auditors, and makes recommendations to the Board respecting these matters. Both the internal and the independent auditors have free access to the Committee and, from time to time, the Committee directs them to carry out special assignments. The Committee met twice in 1993. The Finance Committee periodically reviews the Company's financial position and capital structure and makes recommendations to the Board concerning financings.

The Finance Committee, which met once in 1993, was comprised of Robert F. Singleton, Chairman, Peter C. Goldmark, Jesse Hill, Jr., Ben R. Morris, Thomas L. Phillips, Eric Ridder and Gonzalo Valdes-Fauli. Mr. Phillips succeeded Mr. Singleton as Chairman of the Committee following Mr. Singleton's retirement on September 30, 1993.

The Environmental Affairs Committee oversees the policies of the Company formulated to carry out the Company's commitment to preserving the natural environment of the communities it serves and the safety of its workplaces. The Committee consists of William S. Lee, Chairman, Joan Ridder Challinor,
C. Peter McColough, P. Anthony Ridder and Barbara Knight Toomey. The Committee met twice in 1993.

In 1993, the Board of Directors met six times. Each of the nominees for election at the Annual Meeting (other than Mr. Tobias who is not a member of the Board and Mr. Lee) and each of the continuing directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Committees of the Board on which he or she served. Mr. Lee attended 73% of the total number of meetings that he was entitled to attend.

Compensation Committee Interlocks and Insider Participation

Messrs. Weinberg, Lee, McColough and Phillips and Mrs. Hauptfuhrer served as members of the Company's Compensation Committee during 1993. None of them was or is an officer or employee of the Company or any of its subsidiaries. None of the Company's executive officers served on the compensation committee or board of a company of which a member of the Company's Compensation Committee or other director of the Company was an executive officer or an executive officer of that company was one of the Company's directors.

Mrs. Hauptfuhrer is a director of the Vanguard Group which renders services in connection with the Company's investment savings plan. Mr. Weinberg is a former senior partner of Goldman, Sachs & Co., a firm which performs certain services for the Company. See page 15.

Executive Compensation
Summary

One of the most important responsibilities of the Board of Directors is to determine the compensation of senior management. At Knight-Ridder, this task is delegated to the Compensation Committee which is composed entirely of outside directors.

This section of the Proxy Statement discusses the compensation awarded by the Committee for 1993 services to the Company's Chairman of the Board and Chief Executive Officer, Mr. Batten, the other four most highly paid senior executive officers -- Mr. Ridder, President of the Company and President of the Newspaper Division; Mr. Fontaine, Executive Vice President; Mr. Jones, Senior Vice President/Finance and Chief Financial Officer and Mr. Ray, President of the Business Information Services Division and a Vice President of the Company -- and Mr. Singleton, who retired on September 30, 1993 as Senior Vice President/Finance and Chief Financial Officer. The discussion includes a report of the Compensation Committee regarding the Company's compensation policies and explaining the standards applied in determining Mr. Batten's 1993 compensation.

The Compensation Committee report is followed by tables which summarize the compensation of members of senior management for the past three years, stock options granted to and exercised by senior management in 1993 and the estimated pension benefits that senior management will receive upon retirement. The section concludes with a graph which compares the total return on the Company's stock over the past five years with the total return on stocks of other publicly-held newspaper companies (including the Company) and on the stocks of the companies which make up the S&P 500 Stock Index.

Compensation Committee Report

The following is a report of the Compensation Committee to the Knight-Ridder shareholders:

Compensation Policies. The Committee operates on the principle that the compensation opportunities of Knight-Ridder's executive officers, including its chief executive officer and the other executive officers named in the table on page 11, should be competitive with compensation of senior executives at comparable companies. The Committee has a policy of basing a significant portion of the cash compensation of senior executive officers on the operating performance of the Company. In addition, the Committee administers the Company's Stock Option Plan, under which compensation is directly dependent on the performance of the Company's stock.

Salary and bonus make up the current compensation of senior executives. Stock options comprise the long-term compensation program. The Company has no other compensation programs for senior executives.

During 1993, the Committee reviewed the Company's executive compensation program with the assistance of Strategic Compensation Associates, specialists in executive compensation. Among other things, the Committee reviewed data comparing the compensation of executives of the Company with that of the other companies included in the performance graph on page 14, as well as with a broader range of newspaper and media companies. Data for 1988 - 1992, the period covered by the inquiry, showed that over those five years, salary levels and stock option compensation of Company executives were comparable to the median compensation paid by both groups of comparative companies, but that over the same period the cash bonuses of Company executives were substantially lower than the median paid by the comparative companies even though the Company's financial performance equaled or exceeded the median financial performance. As a result of the study, the Committee recommended to the Board of Directors, and the Board adopted, certain changes in the incentive compensation plan, none of which affected the bonuses awarded for 1993.

Under the Company's incentive compensation plan as it applied to 1993, participants are eligible for cash bonuses which are related to year-to-year growth in operating profit and operating profit compared to budget. Messrs. Jones and Ray are participants in the plan. Although Messrs. Batten, Ridder and Fontaine are not participants in the plan, the Committee considers the criteria and standards under the plan in determining their bonuses.

In 1993, cash bonuses for Messrs. Batten, Ridder, Fontaine, Jones and Singleton were based upon year-to-year growth in the Company's operating profit and upon the Company's operating profit in comparison to the Company's operating budget and also reflected an assessment of individual performance during the year. The Company's performance against its operating budget accounted for 75% of the basis for measuring potential bonuses and performance against the prior year accounted for 25%. Depending on their individual performance, these officers were entitled to bonuses of up to 50% of their salaries if the Company achieved its 1993 operating budget and 110% of its 1992 operating profit.

Mr. Ray is President of the Company's Business Information Services Division and his bonus was dependent 25% on the operating profit of the Company compared to the prior year and to budget and 75% on the operating profit performance of BIS compared to the prior year and budget.

These financial performance criteria determine the amount of potential bonuses. The actual bonuses awarded are determined by multiplying the potential bonus amount by the percentage of an executive's individual performance goals that were achieved during the year. In the case of participants in the plan (Messrs. Jones and Ray), specific individual performance goals were set at the beginning of the year and performance against the goals measured at the end of the year. The individual overall performance of Messrs. Batten, Ridder, Fontaine and Singleton was judged by the Committee on a subjective basis.

1993 Compensation of the Chief Executive Officer. On April 1, 1993, Mr. Batten's salary was increased to $630,000 from $600,000, which it had been for the prior three and one-half years. Mr. Batten was awarded a bonus for 1993 of $170,000. In 1992 he had been eligible under the Committee's guidelines for a bonus of $168,000 but, at his request, he was awarded a bonus of half that amount and the balance that could have been awarded to him was included in the Company's $250,000 contribution to the Miami Herald Lend-A-Hand Fund for aid to employees severely affected by Hurricane Andrew.

As we noted above, Mr. Batten is not a formal participant in the Company's incentive compensation plan although the Committee has for a number of years, including 1993, utilized the criteria that would have been applicable to him had he been a plan participant. Based upon the Company's financial performance in 1993 compared to its operating budget and to its operating profit in 1992, the maximum bonus Mr. Batten could have received for 1993 under the plan criteria (depending on our assessment of his individual performance) was $189,000. This compares to a potential bonus of up to $311,000 that he could have received under the plan criteria had the Company met its 1993 operating profit budget and achieved 110% of its 1992 operating profit.

The Committee granted Mr. Batten a 1993 stock option covering 30,000 shares, the same as was granted to him in 1992 and 1991. As we noted above, the comparative data we received indicated that a grant of this size was comparable to the median long-term compensation in comparable companies.

In assessing Mr. Batten's total compensation, we took into consideration other aspects of the Company's financial performance, including the strength of its balance sheet and its net cash flow and Mr. Batten's leadership in keeping the Company financially sound in difficult economic times and in developing strategies designed to adapt the Company's businesses to changing competitive, technological and economic conditions. Based upon these criteria, compensation at comparable companies as summarized in data provided to us by Strategic Compensation Associates referred to earlier in this report and his compensation history, we believe that we would have been justified in paying Mr. Batten significantly more for his 1993 services. However, we do concur with his belief that restraint in top executive compensation is appropriate, especially in times of economic stress.

Other Officers. The compensation of Mr. Ridder, Mr. Jones, Mr. Ray, and Mr. Fontaine was determined in accordance with the policies discussed earlier in this report. As in the case of Mr. Batten, the amounts of their bonuses were directly related to operating profit performance compared to last year and to the 1993 operating budget and also reflected assessments of their individual performances. Mr. Singleton retired on September 30, 1993. His 1993 bonus was awarded pursuant to the terms of his retirement agreement with the Company (page 11) and was based on a determination of three-quarters of the bonus that he would have received had he been employed for the full year.

All members of the Committee concur and join in this report to the Knight-Ridder shareholders.


John L. Weinberg, Chairman
Barbara Barnes Hauptfuhrer
William S. Lee
C. Peter McColough
Thomas L. Phillips

Senior Executive Compensation

The following table summarizes the compensation during the past three years of the chief executive officer, Mr. Batten, each of the other four most highly compensated senior executive officers in 1993, and the former chief financial officer.

                            SUMMARY COMPENSATION TABLE

                                             Annual Compensation
                                                                  Other
                                                                  Annual
                                           Salary      Bonus   Compensation
Name and Principal Position <F1>   Year     ($)       ($)<F2>   ($)<F3><F4>

James K. Batten                    1993    622,500    170,000       --
  Chairman and CEO                 1992    600,000     84,000       --
                                   1991    600,000          0       --

P. Anthony Ridder                  1993    490,750    134,000       --
  President                        1992    466,500     66,080       --
                                   1991    450,000          0       --

John C. Fontaine                   1993    390,000    105,000       --
  Executive Vice President         1992    370,000    108,000       --
                                   1991    356,500       --

Ross Jones                         1993    297,051    159,872     126,383
  Senior Vice President/           1992       --         --         --
  Finance and CFO                  1991       --         --         --

David K. Ray                       1993    333,000    133,114       --
  President of Business            1992    320,000     70,840     110,000
  Information Services Division    1991    306,000     76,225       --

Robert F. Singleton                1993    340,207     54,863       --
  Senior Vice President/           1992    371,250    108,000       --
  Finance and CFO                  1991    356,708          0       --


                                            Long-Term
                                          Compensation

                                              Stock             All
                                              Option           Other
                                              Awards         Compensation
Name and Principal Position <F1>    Year   (# of shares)     ($)<F3><F5>

James K. Batten                     1993      30,000           13,239
  Chairman and CEO                  1992      30,000           12,764
                                    1991      30,000           12,523

P. Anthony Ridder                   1993      25,000            8,449
  President                         1992      25,000            8,107
                                    1991      25,000            7,838

John C. Fontaine                    1993      18,000           12,497
  Executive Vice President          1992      16,000           11,917
                                    1991      15,000           11,388

Ross Jones                          1993      20,000            2,350
  Senior Vice President/            1992        --               --
  Finance and CFO                   1991        --               --

David K. Ray                        1993      12,000            7,543
  President of Business             1992      12,000            7,281
  Information Services Division     1991       6,000            6,955

Robert F. Singleton                 1993        --            102,208
  Senior Vice President/            1992      16,000           12,073
  Finance and CFO                   1991      16,000           11,622
[FN]

<F1>  Mr. Jones became an officer of the Company on February 23, 1993 and succeeded Mr. Singleton as Senior Vice President/Finance and Chief Financial Officer upon Mr. Singleton's retirement on September 30, 1993. Mr. Singleton agreed to serve the Company as a consultant for one year following his retirement at an annual fee of $50,000. His consulting agreement also provides that Mr. Singleton is entitled to an annual retirement benefit, including the benefit payable to him under the Company's regular retirement program, of $200,000.

<F2>  The Committee reduced by approximately half the bonuses it otherwise would have paid to Mr. Batten and Mr. Ridder for 1992 services and the Company included the amounts that would have been paid to them in the $250,000 which the Company contributed to the Lend-A-Hand Fund for hurricane relief for employees. The bonus shown for Mr. Jones includes $75,000 paid to Mr. Jones when he joined the Company. Mr. Fontaine was not eligible for a bonus for his 1991 services.

<F3>  The Company does not have a restricted stock plan or any long-term incentive plan other than its Stock Option Plan. Except as disclosed in tables in this proxy statement, none of the named officers received a perquisite or benefit in 1993 in an amount exceeding established reporting thresholds.

<F4>  The amount shown for Mr. Ray for 1992 is a payment in connection with his relocation from Kansas City to Miami. The amount shown for Mr. Jones relates to expenses incurred by the Company in connection with his move to Miami when he joined the Company.

<F5>  In the case of each executive other than Mr. Singleton, the amounts shown represent Company contributions to the Company's Investment Savings (401(k)) Plan and the cost of insurance on the life of the executive named. In the case of Mr. Singleton, the amounts represent Company contributions to the 401(k) plan and the cost of life insurance and for 1993 a retirement gift valued at $5,000 and a post-retirement payment of $86,806 in lieu of certain post-retirement health benefits. The 401(k) contributions in 1993 and 1992 were as follows: Mr. Batten -- $5,285 and $5,114; Mr. Ridder -- $4,497 and $4,364; Mr. Fontaine -- $4,985 and $4,827; Mr. Ray -- $4,914 and
$4,764; and Mr. Singleton -- $4,755 and $4,833. The life insurance amounts in 1993 and 1992 were as follows: Mr. Batten -- $7,954 and $7,650; Mr. Ridder -- $3,952 and $3,743; Mr. Fontaine -- $7,512 and $7,090; Mr. Jones -
- - $2,350; Mr. Ray -- $2,629 and $2,517; and Mr. Singleton -- $5,647 and
$7,240.

Stock Options Granted

The Company's long-term incentive program consists of its Employee Stock Option Plan pursuant to which the Compensation Committee may grant key executives options which give the executive the right at any time in the succeeding ten years to purchase shares of the Company's stock at the market price at the option grant date. The options granted in 1993 are, as are options granted in prior years, immediately exercisable. In 1993, the Committee determined that options granted in the future will provide that the option will become exercisable in three equal installments vesting over a three-year period from the date of grant.

Options permit executives who contribute to the performance of the Company and the market price of its stock to benefit along with the shareholders in increases in the value of the stock.

The following table sets forth information regarding stock options granted in 1993 to each of the executive officers named earlier in the Summary Compensation Table.

                      STOCK OPTION GRANTS IN LAST FISCAL YEAR

                        Number of    % of Total
                       Securities     Options
                       Underlying    Granted to   Exercise
                         Options    Employees in   Price      Expiration
Name                     Granted    Fiscal Year   ($/share)     Date

James K. Batten           30,000       4.1%       58.9375    14-Dec-2003
P. Anthony Ridder         25,000       3.4%       58.9375    14-Dec-2003
John C. Fontaine          18,000       2.4%       58.9375    14-Dec-2003
Ross Jones                12,000       1.6%       58.9375    14-Dec-2003
                           8,000       1.1%       60.3750    22-Feb-2003
David K. Ray              12,000       1.6%       58.9375    14-Dec-2003

                             Grant Date
                            Present Value
Name                            ($)

James K. Batten               505,200
P. Anthony Ridder             421,000
John C. Fontaine              303,120
Ross Jones                    202,080
                              134,720
David K. Ray                  202,080


The "grant date present value" shown is a hypothetical value based upon application of the "Black-Scholes" model which often is used to estimate the market value of transferable options by calculating the probability, based on the volatility of the stock subject to the options, that the stock price will exceed the option exercise price at the end of the option term. The assumptions used in calculating the Black-Scholes value of the options were expected volatility of 0.18, risk-free return of 5.92% and a dividend yield of 2.4%.

The Company's stock options are not transferable and, the Black-Scholes estimate notwithstanding, an option granted under the Stock Option Plan will have value to the optionee only if and to the extent the market price of the Company's stock rises above the market price on the date the option was granted.

Stock Options Exercised

The following table summarizes information regarding stock options exercised in 1993 by each of the officers named in the table on page 11 and the number of unexercised options held by them at the end of the year.

               AGGREGATE STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END STOCK OPTION VALUES

                                                       Number of
                                                       Securities
                                                       Underlying
                                                       Unexercised
                            Shares                     Options at
                            Acquired on     Value        Fiscal
                            Exercise        Realized    Year-end
    Name                      (#)             ($)          (#)

James K. Batten             20,000          699,811      342,500
P. Anthony Ridder             --               --        203,500
John C. Fontaine            16,616          281,488       44,000
Ross Jones                    --               --         20,000
David K. Ray                15,000          480,313       80,350
Robert F. Singleton         26,403          536,067       76,861


                              Value of
                            Unexercised
                              In-the-
                               Money
                            Options at
                              Fiscal
                             Year-end
    Name                      ($)<F1>

James K. Batten             4,458,203
P. Anthony Ridder           2,251,779
John C. Fontaine               87,875
Ross Jones                     10,500
David K. Ray                  903,539
Robert F. Singleton           762,463
[FN]

<F1>  The amount shown is the amount by which the market value at year-end of all shares subject to unexercised options exceeded the exercise price of those options.

Pension Benefits

The following table sets forth the annual benefits payable as a straight-life annuity under the Company's retirement program to an officer retiring in 1993 at age 65 with a specified combination of final average earnings (salary and bonus) and years of service with the Company. The benefits shown are not subject to any deduction for social security.

                                PENSION PLAN TABLE

                                       Years of Service
Remuneration        15         20         25        30          35

$125,000         $ 35,910   $ 41,631   $ 47,351   $ 53,071   $ 56,196
 200,000           58,410     67,881     77,351     86,821     91,821
 300,000           88,410    102,881    117,351    131,821    139,321
 400,000          118,410    137,881    157,351    176,821    186,821
 450,000          133,410    155,381    177,351    199,321    210,571
 500,000          148,410    172,881    197,351    221,821    234,321
 550,000          163,410    190,381    217,351    244,321    258,071
 600,000          178,410    207,881    237,351    266,821    281,821
 700,000          208,410    242,881    277,351    311,821    329,321
 800,000          238,410    277,881    317,351    356,821    376,821
 900,000          268,410    312,881    357,351    401,821    424,321


                Years of Service
Remuneration          40

$125,000           $ 59,321
 200,000             96,821
 300,000            146,821
 400,000            196,821
 450,000            221,821
 500,000            246,821
 550,000            271,821
 600,000            296,821
 700,000            346,821
 800,000            396,821
 900,000            446,821

The salary and bonus of the senior officers of the Company is set forth in the summary compensation table at page 11. As of the end of 1993, Mr. Batten had 31 years of services with the Company, Mr. Ridder 32, Mr. Ray 14, and Mr. Fontaine 6. Mr. Fontaine has a retirement agreement which provides for the payment to him of an annual benefit of up to $200,000 annually upon retirement or earlier termination due to disability and a death benefit payable to his surviving spouse. Mr. Singleton, who retired on September 30, 1993, is entitled under his retirement agreement with the Company (see page 11) to receive a lifetime annual retirement benefit of $200,000.

Performance of the Company's Stock

The following graph compares the cumulative total return on the Company's stock during the past five years with the average cumulative total return during the same period on the stocks which comprise the S&P 500 Stock Index and the S&P Publishing/Newspapers Index.

The S&P 500 Stock Index is comprised of 500 U.S. companies in the industrial, transportation, utilities and financial industries, weighted by market capitalization. The S&P Publishing/Newspapers Index is comprised of Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company and Tribune Company, weighted by market capitalization.

The graph reflects the investment of $100 on December 31, 1988 in the Company's Common Stock, the S&P 500 Stock Index and the S&P Publishing/Newspapers Index. Dividends are assumed to have been reinvested as paid in the Company's Common Stock and in the stocks in the S&P 500 Stock Index and quarterly in the stocks in the S&P Publishing/Newspapers Index. [Performance Graph filed under cover Form SE]

Compensation of Directors

Directors of the Company who are not employees of the Company receive an annual retainer of $26,000 plus $1,000 for each Board meeting and $800 for each Committee meeting attended as compensation for their services. Directors of the Company are eligible to enter into individual agreements to defer with interest all or a portion of the directors' fees payable to them until such later dates as may be provided in the agreements.

Directors who have never been employed by the Company are eligible to receive a retirement benefit commencing upon retirement from the Board at or after age 65 with at least five years of service or because of disability following at least two years of service. The annual lifetime benefit ranges from 50% of the annual retainer in the case of directors who retire after five years of service on the Board to 100% of the retainer in the case of directors who retire with 10 or more years of service.

Mr. Alvah H. Chapman, Jr., a former chief executive officer of the Company, has agreed to continue to serve as Chairman of the Executive Committee and to provide consulting services to the Company during the 12-month period beginning October 1, 1993. The Company has agreed to pay Mr. Chapman $150,000 for these services. Mr. Chapman's agreement with the Company also provides, in recognition of his contribution to the Company and his continued services to it, for payment of a $79,900 annual benefit to him for his life and thereafter to Mrs. Chapman if she survives him for her life, in addition to benefits payable under the Knight-Ridder retirement program.

Certain Transactions, Relationships and Reports of Certain Stock
Transactions

John L. Weinberg is a former senior partner and now Senior Chairman of Goldman, Sachs & Co. investment bankers. Goldman, Sachs & Co. has acted as financial advisor to the Company and has performed services in connection with the purchase and sale by the Company of commercial paper, the underwriting and sale and purchase of securities of the Company and the acquisition or sale of certain properties of the Company. The Company may call upon this firm to provide similar services in the future.

Barbara B. Hauptfuhrer is a director of The Vanguard Group of Investment Companies. The Vanguard Group of Investment Companies provides continuing services in connection with administering and investing funds in the Investment Savings (401(k)) Plan of the Company.

Joan Ridder Challinor, Bernard H. Ridder, Jr. and Eric Ridder are first cousins, and P. Anthony Ridder is a son of Bernard H. Ridder, Jr. Peter B. Ridder, President and Publisher of the Saint Paul Pioneer Press, is a son of Bernard H. Ridder, Jr. and a brother of P. Anthony Ridder. Alvah H. Chapman, Jr.'s son-in-law, Robert L. Hilton, is Circulation Marketing Manager at The Wichita Eagle. Frank Page Morris, an Executive Vice President of The State-Record Company, Inc., is a son of Ben R. Morris. Edmund E. Olson, who is President and Publisher of The Macon Telegraph, is Mrs. Toomey's brother-in-law. These persons related to directors of the Company received aggregate compensation from the Company in 1993 of $657,945.

The Securities Exchange Act of 1934 requires that the Company's directors and officers file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 1993, except that Mr. Valdes-Fauli inadvertently filed late a report regarding his purchase in 1993 of 150 shares of Common Stock.

Proposals

Company Proposal -- Ratification of Appointment of Independent Auditors

Ernst & Young, Independent Certified Public Accountants, have been appointed by the Board of Directors of the Company to examine the books and accounts of the Company for the year 1994. They have served as the Company's independent auditors since 1951. The Board of Directors recommends that shareholders approve and ratify this appointment.

Representatives of Ernst & Young will be present at the meeting and will have the opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

The Board of Directors recommends that Shareholders vote FOR the Company
Proposal.


Shareholder Proposal No. 1 -- Preparation of a Report Regarding Cigarette Advertising

Catholic HealthCare West, 1700 Montgomery Street, San Francisco, California 94111, beneficial owner of 31,000 shares of Common Stock, and Mercy Health Services, 34605 Twelve Mile Road, Farmington Hills, Michigan 48331-3221, owner of 1,500 shares of Common Stock, have informed the Company that they intend to present the following resolution at the Annual Meeting and have submitted the following statement of their reasons.

"WHEREAS -- Smoking annually causes more than one of every six deaths in the USA; over 430,000 die from cigarette-caused diseases and 50,000 die from effects related to passive smoking;

Given these statistics, in 1993 The Seattle Times decided to reject all cigarette advertising, even though it meant revenue losses. The paper's publisher cited growing medical evidence on the dangers of smoking, as well as tobacco advertisers' recent targeting of youth and racial minorities, as prompting the move: "The evidence that smoking is the nation's No. 1 health problem is overwhelming," Publisher Frank Blethen said. "In good conscience, we can no longer provide a forum for promoting sales of these products."

In 1965, the cigarette industry adopted a voluntary Code to dissuade youth from smoking; however, it abolished enforcement mechanisms for the Code in 1967. Alleged code violations include:

Using models appearing to be under age 25, and/or who have just participated in physical activity;

Portraying women's brands as a way to be beautiful and thin;

Promoting "low-tar and nicotine" brands as reducing health risks;

Implying smoking makes one "alive with pleasure" when its use is lethal;

The Center for Disease Control calculates every cigarette steals 7 minutes of a smoker's life, adding up to 5 million years of potential life Americans lose smoking annually;

RESOLVED: Shareholders request a Report to be prepared for requesting shareholders by September 1, 1995. This Report, prepared at a reasonable cost and free of proprietary information, will develop ethical and moral criteria providing guidelines related to continued cigarette advertising in our publications. In preparation of this report we believe the following issues should be analyzed:

Whether consumers and the Board feel cigarette ads in our media:

a)    Encourage children to smoke by using cartoon characters such as Joe
Camel;

b)    Use models perceived to be under 25;

c)    Falsely portray smoking as "cool" or stylish;

d) Use slogans such as "alive with pleasure" that are contradictory and misleading

Policies and practices our company might follow to ensure that cigarette ads we accept are not manipulative or misleading.

The pluses and minuses of refusing all tobacco ads.

We believe First Amendment arguments do not adequately justify cigarette advertising. While supporting the First Amendment and arguing against government regulation to ban advertising, Frank Blethen argued, "We are exercising the independent judgment that is our responsibility as a newspaper." Michael R. Francher, Times executive editor argued that "The First Amendment restricts what Congress can do; it does not restrict the press or require anything of the press. The press is free to act under its own ethics. The Times concluded that, while it has the right to publish tobacco advertising, it has the responsibility to refuse the ads." If you agree that our Company should study the moral implications of continued advertising of cigarettes, please vote "yes"."

The Board of Directors recommends that Shareholders vote AGAINST
Shareholder Proposal No. 1

Management's Position

During 1993, a management committee reviewed the Company's position on the advertising of cigarettes and other tobacco products and presented its report to the Board. The Board, after careful consideration, decided that the Company should continue its current practice and not mandate any corporate-wide policy to all its newspapers relating to advertising of tobacco products. In its deliberations, the Board took note of the facts that tobacco products are legal products, that the Company's newspapers are sensitive to community concerns when they consider whether and how to accept advertising for tobacco products and that the Company's newspapers provide public service announcements, many of which promote health related causes. To date, the Company is not aware that any major newspaper other than The Seattle Times has banned cigarette advertising.

The Company's newspapers are aware of the need to be socially responsible in accepting advertising products. Accordingly, the Board believes that there would be no benefit to the Company and its shareholders from undertaking the preparation of the report requested by the proposal.

For these reasons, the Board recommends that shareholders vote AGAINST Shareholder Proposal No. 1.


Shareholder Proposal No. 2 -- Annual Election of Directors

Lila Roisman, 1919 Chestnut Street, Philadelphia, Pennsylvania 19103, owner of 725 shares of Common Stock, has informed the Company that she intends to be present at the Annual Meeting and to present the following resolution and has submitted the following statement of her reasons.

"BE IT RESOLVED: The shareholders of Knight-Ridder, Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the necessary steps, in accordance with Florida State law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of the directors previously elected.

SUPPORTING STATEMENT: The election of corporate directors is the primary avenue in the American corporate governance system for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are very disturbed by our Company's current system of electing only one-third of the board of directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

Concerns that the annual election of all directors would leave our Company without experienced Board members are unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued. Additionally, concerns that the annual election for all directors would expose shareholders to takeover attempts at below full value are also unfounded. In addition to the classified board, the Company has the following measures which protect incumbency and limit accountability to shareholders: a shareholders' rights plan ("a poison pill"), no cumulative voting, golden parachutes, and prohibitions against shareholders acting by written consent or calling special shareholder meetings.

It is our belief that a company's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. While the company's current performance is good, we believe that sound corporate governance practices, such as annual election of directors, will impose the level of management accountability necessary to help insure that a good performance record continues over the long term. Among those Fortune 500 corporations who have no staggered boards are General Motors, Warner-Lambert Co., McClatchy Newspapers, Digital Communications Association, Sierra Pacific Resources, USF&G Corp., AMP, Atari Corp., and Texas Instruments. The fact that our Company is currently performing well does not justify policies that diminish accountability to the shareholders. We must not allow ourselves to become complacent in light of the current performance of the company."

The Board of Directors recommends that Shareholders vote AGAINST
Shareholder Proposal No. 2.

Management's Position

Shareholders voted in 1989 to amend the Company's Charter to provide for the present method of electing directors. Under the Company's Charter, the shareholders annually elect approximately one-third of the directors to serve for three-year terms.

The Board of Directors believes the existing Charter provision for a board of three classes of directors who serve for three-year terms is serving the Company well. It promotes Board stability and continuity and protects the Company against the demands of a minority shareholder or group.

The proposal would not amend the Company's Charter at this time, but instead requests that the Board take the necessary steps, in accordance with Florida State law, "to declassify the Board of Directors." Under the provisions of the Company's Charter approved by shareholders in 1989, an affirmative vote of 80% of the outstanding shares of Common Stock entitled to vote on a resolution proposed by the Board to amend the Charter would be required at a future meeting of shareholders in order to provide for the annual election of all directors.

Your Board of Directors believes that a change in the manner in which you elect directors is not in the best interests of all shareholders and recommends that shareholders vote AGAINST Shareholder Proposal No. 2.


Shareholder Proposal No. 3 -- Change in Editorial Policy Regarding Gun Control and Related Issues

Dr. Ronald P. Grunwald, S. 12810 Valley Chapel Road, Valleyford, WA 99036, owner of 40 shares of Common Stock, has informed the Company that he intends to be present at the Annual Meeting and to make a proposal described in the following material he has submitted to the Company.

"RESOLVED: Knight-Ridder Shareholders for Truth (KRST) -- Neal Knox, R.P. Grunwald, M.D., Leroy Pyle, Jr., Ronald Herman, Rick Carone, Professor Joseph E. Olson, Russ Howard -- urges that shareholders ask the Board of Directors to address the problems below:

KRST holds that Knight-Ridder corporate policy tolerates biased reporting on crime, self-defense and the 2nd Amendment, and unfair stereotyping of gun owners. News articles often appear to be thinly disguised editorials for gun control.

Corporate policy tolerating this bias . . .

Causes prejudice against 2nd Amendment supporters.

Engenders laws that violate Constitutional rights, forcing citizens to engage in civil disobedience and subjecting them to potential arrest, imprisonment, even death.

Engenders laws that leave citizens defenseless against criminals.
Examples:

Luby's Cafeteria massacre, where a gunman facing no resistance shot people, leisurely reloaded, and shot more. Twenty-four were slaughtered because Texas law prevents decent citizens from carrying concealed firearms. Many victims obediently left guns in their cars. Just one concealed weapon could have stopped the slaughter.

During the L.A. Riots, government ensured that citizens were defenseless against rioters. Ammunition sales and "assault rifles" were banned, gun sales subject to a 15-day waiting period. Citizens were arrested for carrying guns for self-defense. Criminals didn't wait, smashing into gun stores and taking whatever they wanted. The riots proved that "assault rifles" are the "weapon of choice": not of gang members, but of decent citizens defending their lives and neighborhoods. One business's owners paced the roof with "assault weapons" -- illegal under the ban. It was the only business on the block that wasn't looted.

Corporate policy tolerating bias against publishing such facts violates The Knight-Ridder Promise:

"Our Enterprise is . . . a public trust, built on the highest standards of ethics and integrity. We are rooted in our founders' conviction that high-quality newspapers -- fair, independent, probing, relevant, compassionate -- are indispensable to our free society." . . . "You can count on our honesty and fairness, our professionalism, our responsiveness, our courtesy, our dedication to quality -- and our passion to serve you well."

Corporate policy tolerating a one-sided propaganda is bad business practice:

People become reluctant to subscribe -- hunters, target shooters, and gun collectors in particular. They enjoy expensive leisure activities and have the means to buy what advertisers want to sell.

Advertisers (e.g., gun stores) become reluctant to advertise.

Frustration may result in unconventional recourse. For example, ads were withheld from the Des Moines Register to protest a PETA ad comparing the livestock industry to Jeffrey Daumer's cannibalism.

Corporate policy tolerating slanted news yields lower subscription revenue, lower ad revenue, lower profits, lower stock prices -- also violating The Knight-Ridder Promise:

"We promise to work hard to make your investment . . . attractive. We are committed to . . . operations with sound economic prospects . . . to consistent growth in profits and a fair return on investment . . . ."

A time when newspapers face diminishing circulation and increasing financial difficulties is no time to play fast and loose with Knight-Ridder's credibility. Corporate policy should encourage the whole truth, credibility, and questionably unbiased news."

The Board of Directors recommends that shareholders vote AGAINST
Shareholder Proposal No. 3.

Management's Position

Although not entirely clear, Dr. Grunwald's proposal seems to disagree with the reporting and editorial policy of the Company's newspapers regarding gun control and related issues. Your Board of Directors believes that the Company's newspapers address the subjects referred to in the proposal in a professional and objective manner. Local editorial independence is a fundamental premise on which our Company is built and the Board does not -- and will not -- interfere with that editorial independence on any subject. The action proposed would threaten the vitality and independence of the Company's newspapers and clearly is not in the best interests of the shareholders.

Accordingly, the Board of Directors recommends that shareholders vote AGAINST Shareholder Proposal No. 3.

Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. To be elected, each director must receive the affirmative vote of the holders of a plurality of the outstanding shares of Common Stock entitled to vote and represented at the Annual Meeting. Approval of the Company Proposal and Shareholder Proposal Nos. 1, 2 and 3 will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and represented at the Annual Meeting. As explained on page 18, implementation of the action requested by Shareholder Proposal No. 2 through amendment of the Company's Charter to require annual election of all directors would require the affirmative vote of 80% of the outstanding shares of Common Stock.

Shares represented at the meeting in person or by proxy which abstain on a matter or are not voted by a broker because the proxy has not received necessary authorization will be counted in determining the presence of a quorum but will not be counted as for or against the matter.

Shareholder Proposals for the 1995 Annual Meeting

Proposals of shareholders intended to be presented at the 1995 Annual Meeting of Shareholders and for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting must be received by the Secretary of the Company at the Company's Executive Offices, One Herald Plaza, Miami, Florida 33132, by November 23, 1994. It is suggested that proposals be submitted by Certified Mail Return Receipt Requested.

General

A shareholder may revoke his or her Proxy by giving notice to the Company in writing or in open meeting.

All expenses incurred in connection with the solicitation of Proxies will be borne by the Company.

In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send material to their principals, and the Company may reimburse them for these expenses in so doing.

To the extent necessary and in order to insure sufficient participation in the meeting, officers and regular employees of the Company may, without additional remuneration, in person or by telephone or telegram, request the return of Proxies. In addition, the Company has retained D.F. King & Co., Inc. for assistance in the solicitation of Proxies. For its services, D.F. King will receive a fee estimated at $8,500, plus reimbursement for reasonable and customary out-of-pocket expenses.

Except as stated above, the Board of Directors knows of no other business to be presented at the meeting; but if any other matters come before the meeting, the persons named in the enclosed Proxy will vote the Proxies in accordance with their best judgment.


Douglas C. Harris
Vice President and Secretary

                          PROXY CARD

This Proxy will be voted in accordance with the instructions indicated in the spaces provided below. If no instruction is indicated, this Proxy will be voted for the nominees listed below and for the Company Proposal and against each of the three Shareholder Proposals.

                      ___________           ___________
                        COMMON                 D.R.S.

The Board of Directors Recommends a Vote "For all Nominees" and "For" the Company Proposal and "Against" each of the three Shareholder Proposals.

                                                     FOR ALL    WITHHOLD FOR
                                                     NOMINEES   ALL NOMINEES
Election of the following nominees as Directors:
Nominees for Election as Directors for Terms           [  ]        [  ]
Ending 1997
Alvah H. Chapman, Jr., Peter C. Goldmark, Jr.,
Barbara Barnes Hauptfuhrer, Williams S. Lee, and
John L. Weinberg

Nominees for Election as Directors for Terms
Ending 1995
Ben R. Morris and Eric Ridder

Nominee for Election as Director for Term
Ending 1996
Randall L. Tobias

To withhold authority to vote for any individual nominee, write the name of that nominee in the space below.


                                                   FOR   AGAINST   ABSTAIN
Company Proposal:  Ratification of
Appointment of Ernst & Young as                    [ ]     [ ]       [ ]
Independent Auditors

                                                   FOR   AGAINST   ABSTAIN
Shareholder Proposal No. 1:  Proposal requesting
a report relating to cigarette advertising.        [ ]     [ ]       [ ]

Shareholder Proposal No. 2:  Proposal that         [ ]     [ ]       [ ]
the Company take required action to provide for annual election of directors.

Shareholder Proposal No. 3:  Proposal              [ ]     [ ]       [ ]
relating to editorial policy on gun control and related issues.


In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting


Signature(s)_________________________       Date____________________
Note: Please mark, date and sign as your name appears at left and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer.

[Over]

                                KNIGHT-RIDDER, INC.

           This Proxy is Solicited on Behalf of the Board of Directors.


      JAMES K. BATTEN and P. ANTHONY RIDDER, or either of them, with full power of substitution, are hereby authorized to represent the undersigned and to vote all shares of Common Stock of KNIGHT-RIDDER, INC. held of record by the undersigned on March 15, 1994 at the Annual Meeting of Shareholders of said Company to be held on May 4, 1994 and at any adjournment(s) thereof:



                    THIS PROXY IS CONTINUED ON THE REVERSE SIDE
                PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY